Exhibit 99

                SOVEREIGN BANCORP - News Release

October 22, 1996

                       SOVEREIGN ANNOUNCES
             3RD QUARTER OPERATING NET INCOME UP 20%

     WYOMISSING, PA. . . .Sovereign Bancorp, Inc. ("Sovereign")
(NASDAQ/NMS:SVRN), announced that third quarter operating net income increased 20% to $17.3 million from third quarter 1995 net income of $14.4 million. Operating earnings per share ("Operating EPS") for the third quarter of 1996 was $0.29, an increase of 21% compared to $0.24 per share for the third quarter of 1995. Sovereign's year-to-date operating net income increased 22% to $49.8 million compared to $40.7 million for the same period last year. Operating EPS for the nine months ended September 30, 1996 was $0.84, an increased of 15% from earnings per share ("EPS") for the nine months ended September 30, 1995 of $0.73. The amounts presented exclude a non-recurring after tax charge of $17.2 million to be paid to the FDIC for the recapitalization of the Savings Association Insurance Fund ("SAIF").

     Actual net income for the third quarter of 1996, which includes the impact of the non-recurring item described above, was $28,000. Hence, Sovereign's reported net income for the nine months ended September 30, 1996 was $32.5 million and EPS was $0.55.

     For the third quarter of 1996 and excluding the non-recurring charge, return on average tangible equity ("Tangible
ROE") was 22.66% compared to 23.55% for the same period last year.

     On September 30, 1996 the BIF/SAIF resolution was signed into law resulting in a one-time charge to all banks and thrifts in the nation which have SAIF-insured FDIC deposits. Sovereign's one-time after tax charge was $17.2 million. "We are pleased that Congress acted to reduce the BIF/SAIF disparity and are glad to compete with all other banks on a more level playing field," commented Jay S. Sidhu, Sovereign's President and Chief Executive Officer.

     As a result of this significant industry event, Sovereign continues to evaluate the possible impairment of certain of its intangible assets. However, it is unable to determine whether an impairment has occurred at this time or if so, the amount of the charge, which could even be considerably lower than the previously estimated $65 million after tax charge.

     "This is an extremely complex accounting issue," commented Sidhu. "Out management team is working very closely with outside advisors to assure that the analysis properly addresses all considerations. If any impairment has occurred, it will be recorded in accordance with generally accepted accounting principles. However, regardless of the results of this analysis, it is important to recognize that these entries only impact the non-cash component of Sovereign's earnings stream. Cash earnings and tangible ROE would remain unaffected regardless of the results of the analysis," Sidhu continued. "This study is expected to be completed over the next two to three weeks," Sidhu added.

     The reduction of SAIF insurance premiums will increase Sovereign's earnings in 1997 and future years. Sovereign plans to reinvest these increased earnings to accelerate its transformation into a Super Community Bank. "The Super Community Bank strategy combines the best of a local Community Bank while bringing the services of a regional bank to the local community, resulting in improved and differentiated franchise value and higher returns for shareholders," commented Sidhu. "However, we will not deviate from our Critical Success Factors of superior asset quality, low interest rate risk, higher productivity and a unique corporate culture," Sidhu continued.

     Sovereign outlined its plan to become a Super Community Bank early in 1996 and has made significant progress toward building a strong infrastructure to obtain this goal. The strategy targets consumer and small business markets with quality service, innovative products and improved delivery systems to increase Sovereign's wallet share. Sovereign continued to pursue this transformation through the execution of several strategic initiatives.

     One of Sovereign's strategic initiatives is to further increase interest income by increasing its penetration in the higher spread consumer and commercial banking business. Consumer loans originated during the third quarter of 1996 totalled $85.2 million compared to $49.0 million in the third quarter of 1995. Year-to-date consumer loans outstanding are up $236 million. Sovereign's commercial banking division produced loan originations of $40.7 million during the third quarter of 1996, compared to almost none in 1995. This increased 1996 year-to-date commercial originations to $69.6 million as compared to $3.1 million for the same period last year.

     During the third quarter of 1996, Sovereign closed $446.9 million of residential mortgage loans of which approximately 85% were adjustable rate loans, primarily those with adjustment periods of one year or less, as compared to $367.1 million of residential originations during the third quarter of 1995. At September 30, 1996, the pipeline of mortgage loans was approximately $314 million, compared to $510 million at June 30, 1996, which may indicate a lower level of mortgage closings during the fourth quarter of 1996.

     Net interest income for the third quarter of 1996 was $55.2 million compared to $43.7 million for the same period last year, an increase of 26%. The net interest spread was 2.44% of average assets for the third quarter of 1996 compared to 2.39% for the third quarter 1995 and 2.50% of the nine months ended
September 30, 1996. The compression of net interest spread was primarily caused by teaser-rate adjustable rate mortgage fundings and Sovereign's strategy to extend liabilities to further decrease interest rate risk. Looking ahead, Sovereign hopes to gradually increase its net interest spread.

     Another strategic initiative is to increase fee income. Total deposit fee income reported for the third quarter of 1996 was $2.9 million, an increase of 32% when compared to $2.2 million for the third quarter of 1995. Total other income increased to $6.7 million for the third quarter of 1996, an increase of 38% when compared to other income exclusive of non-recurring items for the third quarter of 1995.

     Sovereign continues to pursue its strategic initiatives of improving productivity and controlling expenses through process improvements and technological initiatives. Due to investments made in 1996 to transform Sovereign into a Super Community Bank, Sovereign's ratio of general and administrative expenses to average assets was 1.32% for the third quarter of 1996, a slight increase from 1.27% for the third quarter 1995 but down from 1.39% in the second quarter of 1996 and 1.35% in the first quarter of 1996. The year-to-date ratio has improved to 1.35% for the nine months ended September 30, 1996 from 1.42% for the same period of 1995.

     For the third quarter of 1996, Sovereign's efficiency ratio (all general and administrative expenses as a percentage of net interest income and recurring non-interest income) was 49%, consistent with the same period last year. The year-to-date efficiency ratio was 49% for the nine months ended September 30, 1996, down from 51% for the nine months ended September 30, 1995.

     Continuing Sovereign's commitment to high asset quality and maintaining conservative levels of reserves, Sovereign provided $500,000 for possible loan losses during the third quarter of 1996. This amount is a 100% increase in reserves from the 1995 levels. The ratio of non-performing assets to total assets was 0.55% at September 30, 1996 as compared to 0.54% at December 31, 1995. Excluding government-guaranteed loans, Sovereign's total 30 day+ delinquencies to total loans at September 30, 1996, were 1.31% as compared to 1.32% at December 31, 1995.

     Total assets at September 30, 1996 were $9.4 billion, as compared to total assets at December 31, 1995 of $8.1 billion. Total deposits, core deposits and shareholders' equity were $5.0 billion, $2.2 billion and $460.1 million, respectively at September 30, 1996, compared to $5.0 billion, $2.0 billion and $427.0 million, respectively at December 31, 1995.

     Commenting on Sovereign's performance, Richard E. Mohn, Sovereign's Chairman said, "Sovereign remains committed to building shareholder value by executing its strategic plans and continuing to focus on its critical success factors of high asset quality, low interest rate risk and low overhead while delivering innovative products through a well-trained team of professional bankers."

     Sovereign is a $9.4 billion financial institution with 122 community banking offices operating in eastern Pennsylvania, northern Delaware and New Jersey. Now the fourth largest bank headquartered in Pennsylvania, Sovereign's common stock closed Monday, October 21, 1996 at $12.00 per share and its preferred stock closed at $64.50 per share.

                           - THE END -
                         KEY STATISTICS
                                 3 MONTHS ENDED    9 MONTHS ENDED
                                    SEPT. 30          SEPT. 30
                                ---------------   ---------------

PERFORMANCE STATISTICS           1996     1995     1996     1995
                                 ----     ----     ----     ----
Return on Average Assets (1)     0.76%    0.80%    0.77%    0.77%
Return on Average Equity (1)    15.06%   14.39%   14.69%   14.88%
General & Administrative
  Expenses on Average Assets     1.32%    1.27%    1.36%    1.42%
Efficiency Ratio (2)            49.00%   49.00%   49.00%   51.00%

CONTROL STATISTICS            AT SEPT. 30, 1996  AT DEC. 31, 1995
------------------            -----------------  ----------------
Shareholders' Equity to
  Total Assets                       4.91%             5.29%
Tangible Shareholders'
  Equity to Tangible
  Assets (3)                         3.74%             3.79%
Allowance for Loan Losses
  to Total Loans                     0.57%             0.73%
Non-Performing Assets to
  Total Assets                       0.55%             0.54%
General Reserves for Loan
  Losses to Non-Performing
  Loans                             71.30%            88.05%
Non-Performing Loans to
  Total Loans                        0.78%             0.83%
FTE Employees                       1,433             1,412

STOCK STATISTICS (4)          AT SEPT. 30, 1996  AT DEC. 31, 1995
--------------------          -----------------  ----------------

Preferred Shares Outstanding       2,000,000         2,000,000
Common Shares Outstanding         49,333,762        47,737,828
Fully Diluted Shares
  Outstanding                     60,305,205        57,715,876
Book Value Per Share (5)               $7.76             $7.40
Tangible Book Value Per
  Share Net of Tax
  Benefit (3)                          $6.26             $5.73

NOTES:
     (1) Excluding Non-Recurring one-time SAIF assessment. This ratio including the one-time charge is not meaningful.

     (2) Efficiency Ratio equals all general and administrative expenses as a percentage of net interest income and recurring non-interest income.

     (3)  Computed Net of Tax Benefit on certain Intangible
          Assets.

     (4) Restated for all Stock Splits/Dividends declared through December 20, 1995.

     (5) Book Value equals Equity divided by Common Shares and if-converted Preferred Shares.

                 CONDENSED FINANCIAL INFORMATION
                         (In Thousands)

                               At September 30,   At December 31,
    BALANCE SHEET                    1996               1995
    -------------              ----------------   ---------------
Total Assets                      $9,364,636         $8,078,287
Loans                              5,990,552          4,674,364
Investments & MBSs                 3,004,939          2,966,721
Total Liabilities                  8,904,555          7,651,262
Deposits                           5,007,118          5,039,143
Stockholders' Equity              $  460,081         $  427,025


                               3 Months            9 Months
   INCOME STATEMENT         Ended Sept. 30      Ended Sept. 30
   ----------------       -----------------   -------------------
                            1996      1995      1996       1995
                            ----      ----      ----       ----

Net Interest Income       $55,216   $43,677   $161,009   $127,788
Loan Loss Provision           500       250      1,516        750
Other Income                6,734     4,894     17,032     19,055
Gen & Adm Expenses         30,550    23,681     87,406     74,687
Other Expenses              3,048     2,766      8,886      9,481
Non-Recurring Item (1)     27,818       -0-     27,818        -0-
Income Before Taxes            34    21,874     52,415     61,925
Income Tax Provision            6     7,436     19,911     21,214
Net Income                $    28   $14,438    $32,504   $ 40,711
EARNINGS PER SHARE
  ("EPS")                     N/M     $0.24      $0.55      $0.73
NET INCOME BEFORE NON-
  RECURRING ITEMS         $17,275   $14,438    $49,751   $ 40,711
EPS BEFORE NON-
  RECURRING ITEMS           $0.29     $0.24      $0.84      $0.73

(1) Non-Recurring Item includes $17.2 million (after tax) for a one-time assessment charged for the recapitalization of the SAIF insurance fund.